Second Quarter Results

August 06, 2025



Financial Highlights

Eve Air Mobility is an aerospace company dedicated to the development of an eVTOL (electric Vertical Takeoff and Landing aircraft) and the Urban Air Mobility (UAM) ecosystem, which includes eVTOL development, services & support solutions – TechCare and Vector, as well as an Urban Air Traffic Management (Urban ATM) system. Eve is pre-revenue, so it is not expected to produce meaningful revenues, if any, during the aircraft development phase. Financial results should primarily be related to the costs associated with the program's development cycle.

Eve reported a net loss of $64.7 million in 2Q25, compared to $36.4 million in 2Q24. The increase in net loss in 2Q25 was primarily driven by higher Research & Development (R&D) expenses, which are costs and activities necessary to advance the development of our suite of products and solutions for UAM, including the Master Service Agreement (MSA) with Embraer. R&D expenses were $45.7 million in 2Q25 vs. $36.3 million in 2Q24, when R&D efforts intensified with advancements in the development of our eVTOL, including the purchase of parts and components and the assembly of our first full-scale prototype. Moreover, R&D demanded increased engineering engagement with Embraer, additional program development activities, and testing infrastructure. The MSA primarily drives our R&D costs with Embraer, which performs several critical developmental activities for Eve.

SG&A increased to $8.2 million in 2Q25 vs. $5.4 million in 2Q24. The number of direct employees at Eve increased to approximately 180, up from 170 in 2Q24. Additionally, higher payroll-related costs reflect the recognition of Restricted Stock Units to employees, and SG&A also reflects higher outsourced services in the quarter. Lastly, Eve continues to incur pre-operating expenses for our first production site in Taubaté, Brazil. The increase in SG&A was despite the c.6% YoY average depreciation of the Real vs. the USD.

Lastly, Eve recognized a $9.5 million non-cash charge related to the fair value of derivatives – due to marking to market of Eve's private warrants, vs. a $2.1 million gain in 2Q24.

Eve's total cash consumption in 2Q25 was just $56.9 million, versus $31.4 million in 2Q24. Eve's Cash, Cash Equivalents, and Financial Investments totaled $242.7 million at the end of 2Q25, and total liquidity – including undrawn credit lines with the BNDES (Brazil's National Development Bank), and a recently-awarded $16.5 million grant, reached $375.5 million. We believe the funding is sufficient to support our operations and program investments through 2026.

Key Financial Indicators

USD millions	2Q25	2Q24	1H25	1H24
INCOME STATEMENT				
Research & Development (R&D)	(45.7)	(36.3)	(90.4)	(63.8)
Selling, General & Administrative (SG&A)	(8.2)	(5.4)	(16.1)	(11.9)
Change in fair value of derivative liabilities	(9.5)	2.1	(6.2)	8.4
Interest Income / Other Non-Operating Expenses, net	(0.9)	3.7	(1.0)	6.6
Net Earnings / (Loss)	(64.7)	(36.4)	(113.5)	(61.7)
CASH FLOW				
Net Cash Used in Operating Activities	(55.6)	(30.8)	(80.5)	(66.6)
Net Additions to PP&E	(1.3)	(0.7)	(1.7)	(0.8)
Free Cash Flow*	(56.9)	(31.4)	(82.2)	(67.3)
Net Cash Provided by Financing Activities	11.2	14.2	20.5	29.0
BALANCE SHEET				
Other Assets			18.3	8.1
Total Payables			79.9	51.3
Cash, Cash Equivalents, Fin. Investments and Rel. Party Loan Receivable (Beg. of period)			303.4	241.1
Cash, Cash Equivalents, Fin. Investments and Rel. Party Loan Receivable (End of period)			242.7	206.5
Total Debt			154.6	52.6
Total liquidity including BNDES Standby Facility and grant**			375.5	244.5

Notes

* Free Cash Flow is a non-GAAP measure and includes Net Cash Used in Operating Activities, Net Additions to PP&E

** Total Liquidity is a non-GAAP measure and includes Cash, Cash Equivalents, Financial Investments, Related Party Loan Receivable and undrawn BNDES standby facility

Milestones checklist

Eve continues to advance its eVTOL development and testing phase and progress toward key program milestones. The main achievements are the progress in our program development and the tests of our lifter motors after installation. Until now, Eve has focused on advancing our eVTOL development program, culminating in the assembly of our full-scale prototype, which will be used to validate our aircraft's performance and flight envelope characteristics in a flight-test campaign that is expected to start later this year.

With funding secured through 2026, Eve will continue to accelerate program development with ambitious targets for 2025 and 2026:

• Full-Scale Prototype First Flight and Start of Flight Tests

Eve is conducting extensive ground tests on various components of our engineering prototype as it nears its first flight. These include tests on the first lifter motors after installation – they were powered on to validate thrust, vibration, energy consumption, sound emission, and other performance metrics. These tests were conducted on dynamometers at our supplier's facility prior shipping. The lifters were installed on our prototype and recently powered on, as part of its final testing phase.

Prototype tests also included high and low-voltage systems, ventilation systems, and validated avionics and flight control integration. Additionally, engineers conducted wind-tunnel tests to further validate the aerodynamic profile and loads of our eVTOL design, as well as electromagnetic interference tests with our new 4-blade rotor configuration. Test results are fed into our computer model to improve the fly-by-wire and simulator for pilot training.

While we plan to initiate test flights on our full-scale prototype later this year, this campaign will not contribute to certification. The engineering prototype will validate multiple stages of the expected flight envelope and performance of our design, including vertical flight for takeoff and landing, as well as transition to and from cruise flight. The prototype is also expected to corroborate the performance characteristics of the many tests performed thus far – either by utilizing individual rigs Computational Fluid Dynamics model to estimate lift, aerodynamic drag, sound emission, energy consumption, etc., or in different rigs or wind tunnels.

The plan is to begin the testing phase with hover flights and gradually increase height and power. We then plan to perform a partial transition (i.e., the pusher is engaged for cruise flights, while the lifters remain engaged for vertical control). Finally, the flight tests will evolve to a complete transition, where only the pusher motors will be powered. At this stage, the lifters will be powered down, with lift provided solely by the wings, as in a traditional airplane. This will complete the entire cycle of the expected mission of our eVTOL.

• Alignment of Detailed Certification Plan with ANAC and FAA

In November 2024, Brazil's Civil Aviation Authority (ANAC) published the Basis of Certification for Eve's eVTOL. This is a significant milestone for the eVTOL industry and will allow Eve to progress towards ANAC Type Certification (TC) and seek validation with the Federal Aviation Administration FAA.

ANAC's Basis of Certification establishes the first set of airworthiness criteria for eVTOLs in Brazil and follows Eve's application for TC in 2022. It is a standard process for developing a new certification basis and an essential milestone in the project.

Following the definition of the airworthiness criteria, Eve will focus on defining with ANAC the Means of Compliance, which we expect to be published by year-end. This will allow Eve to begin the certification campaign with ground/rig tests and/or simulations even before the first certification-compliant prototype is ready to initiate its own set of tests.

Eve's proposal for the Means of Compliance was received by ANAC and includes as many as 27 different certification plans. Each plan covers specific tests, analyses, and simulations that must be successfully performed on various components of the eVTOL for TC to be granted. These tests include the Automatic Flight Control System, electrical system, battery thermal management, electrical wiring, interior and cabin safety, structural materials, power plants, among many others. The tests are designed to demonstrate that the aircraft design and assembly process meet the safety standards outlined in the Basis of Certification.

The Means of Compliance not only details the tests themselves, but also how they are to be performed. Some tests need to be performed during flight – for which we will deploy up to six prototypes next year. However, others can be performed either on the ground, – on dedicated rigs, or in simulations.

When the TC is granted, Eve plans to seek validation from other certification authorities worldwide. The company formalized the validation with the FAA in 2023, which enables Eve to actively work with the FAA during the certification process with ANAC, pursuing the concurrent issuance of each authority's TC.

- ## Initial Production of Certification Prototype

In addition to our full-scale engineering prototype, Eve plans to deploy prototypes specifically for the certification campaign, each with a specific and distinct role in the testing phase. The first prototype will validate the flight envelope, hover, and the transition phases of flight; the second prototype will be used for flutter, vibration, and noise tests. The remaining prototypes will serve different roles in the certification process; they all play a common goal – to prove the safety and reliability of Eve's eVTOL design for commercial operations.

These certification prototypes will be assembled in one of Embraer's facilities in São José dos Campos. The site is ready, and we can start the assembly of these prototypes. Moreover, we are closely engaged with our suppliers, some of whom have begun producing parts for the first certification-compliant aircraft.



Unlike our engineering prototype, these certification-compliant aircraft will be piloted and feature all the systems/sub-systems and redundancies present in the commercial version of the aircraft. For instance, the aircraft will be fitted with passenger and pilot seats, not present in our remote-controlled engineering prototype- and the batteries will be placed between the passenger seats and the cargo area. This will ensure that the certification-compliant prototypes have the exact dimensions and physical characteristics – including weight and center of gravity, to provide high fidelity in the certification campaign vis-à-vis the expected performance of the commercial eVTOL. These will be extensively tested and used to accumulate hours towards certification.

- ## Preparation of eVTOL Manufacturing and Testing Facilities

A former Embraer site in Taubaté, São Paulo – Brazil, will house our first production site. The plan is to invest in a total capacity of 480 units/year on a modular basis to maximize the efficiency of capital deployment, and we intend to start preparing the facility to accommodate our initial production efforts throughout the remainder of 2025. Funding for the customization of the site has already been secured with BNDES credit lines. We estimate the customizations will require between $80/$90 million, and by leveraging one of Embraer's sites in Brazil – rather than having to invest in a greenfield project, we believe we will manage to execute our industrialization strategy quicker and with fewer resources.

Assembling eVTOL will require specialized tooling and equipment, as well as some civil construction, and customization of facilities to accommodate aircraft and equipment tests. For instance, we will build helipads to test the aircraft after assembly. The site does not currently have any such infrastructure.

Additionally, a recently improved architecture plan will allow Eve to forgo the need for landfill in the northern part of the site, which would have been necessary for equipment calibration. Additionally, as part of the detailed architecture design, we will soon initiate the necessary civil construction to house eVTOL assembly equipment and tooling into what previously was a warehouse for Embraer.

In parallel, we selected an Embraer site – in its main São José dos Campos facility, to assemble the certification-conforming prototypes. We are getting ready to begin their assembly, have prepared the site, and are now waiting for the necessary tools and equipment.

- **Total Cash Consumption Between $200 and $250 Million**

With intensifying program development efforts, continued supplier selection, commencement of flight campaign, initial assembly of certification prototypes, and necessary investments in the production site, Eve expects total cash consumption between $200 million and $250 million in 2025. This compares to $141.2 million consumed in the program in 2024 and $94.7 million in 2023.

With $82.2 million consumed in 1H25, cash use is well within our expected cash-consumption expectations for the full year.

Additional program activities will require an increase in engineering hours – via our Master Service Agreement with Embraer, and the acquisition of raw materials, components, parts, and tooling for our certification-conforming prototypes. Eve is also deploying capital to prepare the site for the conforming vehicles.

Additionally, the level of engagement with our selected suppliers will continue to intensify – we will receive equipment during the year, which will trigger additional cash consumption in the coming months. Lastly, cash consumption in 2025 will also reflect the initial stages of necessary investments to prepare the Taubaté Facility for our needs.

While we continue to expect sequentially higher investments and expenses in the quarters ahead – due to intensifying engineering engagement and potential supplier payments, we are confident that our current liquidity is sufficient to fund our operations, design, and certification efforts through 2026.

Program Development



Our engineering team continues to advance the development of our eVTOL. They installed and tested the first of the lifter motors that were received (click here to watch the video). Tests were performed after full integration with the systems/sub-systems with which they will operate, such as the drivers – which control motor signal inputs and batteries, thermal-management control, inverters among others.

Installing the motors – and testing them in their respective nacelles is the last step in the assembly of our engineering prototype. This ensures that all the systems are properly integrated for the seamless operation of the propulsion systems during its flight campaign. This is an essential milestone as Eve prepares to fly its full-scale prototype for the first time.

Other tests included calibration of the navigation equipment (Inertial System, GPS, and Radio Altimeter) to accurately measure the aircraft's position and performance – altitude and speed, during operations. This is only possible after all cables and electric and electronic equipment are adequately insulated to prevent interference from external electromagnetic sources, such as power lines, and lightning, as well as transmitters like radio, television, or mobile phones. The High-Intensity Radiated Field tests conducted during the quarter provide direct feedback on the cabling properties of the aircraft and guarantee that the aircraft's systems can withstand these high-intensity fields without malfunction or failure.



As published previously, our engineering team had already successfully installed and tested the pusher motors on the aft section of the aircraft (click here to watch the video).

Importantly, ANAC supervises these tests. The objective is to involve our primary certification agency early in the process to anticipate all potential findings during the official CAVE (Experimental Flight Permit Certificate) and improve the readiness before the first flight.



Furthermore, the mock-up unveiled at the Paris Air Show also features a new and improved four-blade propeller for the lifters of our eVTOL. The rotor blades have a fixed pitch and folding mechanism to position all the blades perpendicular to the wings and reduce drag during the cruise phases of the flight. This new configuration reduces the vibration and noise levels of our eVTOL.

Lastly, we added Beta as a new partner to supply electric motors for our eVTOL. Beta comes in as a strong partner and will support the continued evolution of the propulsion system of our aircraft, with its strong track record of over 30-thousand flight-equivalent hours since 2011.

Eve is essentially complementing our supplier list with a new partner that will contribute to the maturity of our project and offer operating optionality in the future.

In early June, Beta's Alia CX300, its Conventional Take-Off and Landing aircraft, performed a 45-minute piloted flight from East Hampton Airport into John F. Kennedy Airport in New York City with four passengers. Also, Beta's performed a six-week cross-country flight in the United States – and back, and the first all-electric flight in Ireland.

Beta's experience proves that advanced air mobility – with electric propulsion, is not a vague concept for the future. Rather, it is a reality today. Additionally, Beta shares the same design philosophy with our aircraft, with a simple, yet efficient lift plus cruise design.

Beta will collaborate with Eve and Nidec Aerospace during the development phase to explore the optimal propulsion solution for our lifters and pushers. This strategic collaboration is aimed at expanding the company's technology resources, increasing industry collaboration, and meeting our flight test milestones. Nidec continues to be committed and involved with our eVTOL design and should bring production expertise, due to its global presence with electric motors. Beta adds agility and a start-up mindset to our program. Eve continues to strive for the best possible design when it comes to safety, reliability, and cost effectiveness.

Successful Paris Air Show attendance

During the Paris Air Show, Eve unveiled a mock-up of its Eve-100 eVTOL. This is a true representation of Eve's commercial aircraft which allowed customers, partners, government officials, and other stakeholders to experience the refined and elegant design of the Eve-100.


MILLENNIUM

The mock-up features comfortable seating for four passengers with a 32-inch pitch and external baggage compartment, making it ideal for urban flights of up to 60 miles, including trips to and from airports. The feedback from customers, partners, government officials, and other stakeholders was overwhelmingly positive, reflecting strong interest and support.





Additionally, we announced that Revo, a Brazilian helicopter operator with airport-shuttle services in São Paulo, became the first customer to commit to a binding vehicle order. The agreement outlines the framework for the purchase of up to 50 eVTOL aircraft, and associated entry into service, and aftermarket services. This milestone marks Eve's transition from development to execution, solidifying its position as a leading provider of next-generation UAM solutions, and is a pivotal step for Eve. This contract demonstrates growing market confidence in our technology and operational model.

The agreement includes eVTOL aircraft and comprehensive aftermarket support through Eve's TechCare package. Revo will become the launch operator for Eve's eVTOLs in São Paulo, with first delivery planned for fourth quarter of 2027 one of the world's most dynamic and advanced markets for aerial mobility, São Paulo has over 400 registered helicopters and nearly 2,000 daily takeoffs and landings.

Revo, wholly owned by OHI – Omni Helicopters International, currently operates a door-to-door mobility solution, integrating car and luggage services with scheduled helicopter service connecting key locations in southeast Brazil. These include daily flights between São Paulo´s financial district and the city´s International Airport – GRU, a route that typically takes 1.5 to 3 hours by car but can be completed in just 10 minutes by air. With Eve's eVTOLs, these operations will become fully electric and sustainable, delivering superior customer experience, and supporting the city's goals for greener transportation.

The agreement also triggers pre-delivery payments, which will help fund the assembly of the aircraft to be delivered. In summary, we believe our $14 billion potential order pipeline strongly validates the appeal of our vehicle, gives us substantial revenue visibility – especially when combined with TechCare contract value of $1.6 billion, and sets the stage for future cash generation.


+ revo
Building the future of advanced
air mobility together
revo

Backlog, Order Pipeline

eVTOL Orders

Eve's order pipeline totals roughly 2.8K units, with a total non-binding backlog value of approximately $14 billion. This value is based on a list price methodology that is common in the aviation industry and incorporates internal and external factors to define a standard price. Eve will not disclose specific deal prices and will use the list price as a reference for future transaction values. Our initial order pipeline is based on non-binding Letters of Intent (LOI) and is, therefore, subject to change, consistent with customary aviation practices.

Eve's current client base consists of 28 customers, with no client representing more than 14% of the total order book, including options. The order book is further diversified by the industries in which these customers operate, with fixed-wing operators representing 40%, helicopter operators 29%, lessors 16%, and ride-sharing platforms 11%.

Lastly, Eve has received LOIs from clients in nine different countries spread over five continents around the globe. The Americas is home to close to two-thirds of Eve's backlog (North America is 49% and South America 17%), while Europe represents 14% of the LOIs, and Asia 9%.

Total orders by region
as of August 6, 2025



Europe
14%
Asia
9%
Oceania
5%
Middle East
2%
Central America
2%
Undisclosed
2%
South America
17%
North America
49%

TechCare

Eve is replicating elements of Embraer's proven business model, namely the design, manufacturing, and sale of aircraft. In addition, Eve will also provide services & support on an agnostic basis worldwide. With that, Eve is uniquely positioned to serve its customers by leveraging Embraer's global presence with local support. It has secured non-binding contracts for service solutions worldwide with 14 customers. These customers have placed LOI's for approximately 1.2k of our eVTOLs, or 41% of our order book.

These contracts include Maintenance, Repair and Overhaul, training, battery services, data integration, spare parts solutions, and component repair. A Memorandum of Understanding (MOU) signed with DHL Supply Chain will enhance these functions by optimizing the supply chain to service centers. The MOU will also focus on batteries and the specific requirements for transporting, storing, and disposing of those devices.

These non-binding services contracts are expected to bring potential revenues of $1.6 billion during the first few years of vehicle operation. With our agnostic approach to the maintenance business, services & support revenues may precede the first delivery of our eVTOL.

Lastly, in addition to eVTOL sales and TechCare, Eve is developing Vector and has signed LOIs from 21 customers globally.

Eve's eVTOL concept and design

Rather than relying on traditional combustion engines, eVTOL aircraft are designed to use electric motors, providing an alternative means of transportation in urban markets that do not produce carbon emissions. Eve's design uses a conventional fixed wing and empennage, rotors, and a pusher motor, giving it a practical and intuitive lift+cruise design that favors safety, efficiency, reliability, and certifiability while being environmentally friendly.

With an expected range of 60 miles (approximately 100 kilometers), Eve's aircraft can offer a sustainable and affordable commute and reduce sound levels compared to current conventional helicopters.

Its human-centered design minimizes sound to ensure the comfort of passengers, the pilot, and the community. The all-electric aircraft features dedicated rotors for vertical flights and a fixed wing for cruise flights, with no components required to change position during flight. It will be piloted at launch but evolve towards uncrewed operations in the future.

Financial Performance

Income Statement

(Unaudited, US dollars,'000s, except where noted)

	Three Months Ended		Six Months Ended	
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating expenses				
Research and development expenses	$ 45,672	$ 36,317	$ 90,383	$ 63,772
Selling, general and administrative expenses	8,205	5,400	16,097	11,877
Total operating expenses	53,877	41,717	106,480	75,649
Operating loss	(53,877)	(41,717)	(106,480)	(75,649)
(Loss) gain from derivative liabilities	(9,471)	2,066	(6,156)	8,408
Financial investment income	3,541	1,996	7,454	4,332
Related party loan interest income	-	1,222	-	2,445
Interest expense	(2,388)	(613)	(4,622)	(1,025)
Other (loss) gain, net	(2,055)	1,053	(3,789)	823
Loss before income taxes	(64,251)	(35,993)	(113,593)	(60,666)
Income tax expense (benefit)	435	395	(123)	1,018
Net loss	$ (64,685)	$ (36,388)	$ (113,470)	$ (61,684)
Weighted-average shares outstanding - basic and diluted	303,727	276,355	303,686	276,309
Net loss per share – basic and diluted	$ (0.21)	$ (0.13)	$ (0.37)	$ (0.22)

Balance Sheet

(Unaudited, US dollars,'000s, except where noted)

	June 30, 2025	December 31, 2024
ASSETS		
Current assets		
Cash and cash equivalents	$ 41,534	$ 56,366
Financial investments	201,204	247,012
Related party receivable	4	472
Other current assets	7,396	8,957
Total current assets	250,138	312,807
Non-current assets		
Property, net	4,916	611
Right-of-use asset, net	769	1,096
Deferred income taxes, net	2,637	2,637
Other non-current assets	2,532	1,091
Total non-current assets	10,854	5,435
Total assets	$ 260,992	$ 318,242
LIABILITIES AND EQUITY		
Current liabilities		
Accounts payable	$ 2,209	$ 1,136
Related party payables	41,660	35,802
Current portion of long-term debt	543	-
Derivative financial instruments	13,139	6,983
Other current payables	32,625	15,422
Total current liabilities	90,176	59,343
Non-current liabilities		
Long-term debt, net	154,010	132,011
Other non-current payables	3,371	2,966
Total non-current liabilities	157,381	134,977
Total liabilities	247,557	194,320
Commitments and contingencies		
Equity		
Common stock, $0.001 par value	298	298
Additional paid-in capital	609,442	606,460
Accumulated deficit	(596,304)	(482,835)
Total equity	13,435	123,922
Total liabilities and equity	$ 260,992	$ 318,242

Cash Flow Statement

(Unaudited, US dollars,'000s, except where noted)

	Six Months Ended	
	June 30, 2025	June 30, 2024
Cash flows from operating activities		
Net loss	$ (113,470)	$ (61,684)
Adjustments to reconcile net loss to net cash used by operating activities		
Depreciation and amortization	189	109
Non-cash lease expenses	337	87
Unrealized loss (gain) on exchange rate changes	2,216	(2,173)
Share-based compensation	3,139	1,726
Change in fair value of derivative financial instruments	6,156	(8,408)
Changes in operating assets and liabilities		
Accrued interest on financial investments, net	(1,192)	(2,016)
Accrued interest on related party loan receivable, net	-	(2,445)
Other assets	(1,816)	(2,520)
Related party receivables	468	544
Accounts payable	976	(1,701)
Related party payables	5,757	6,234
Other payables	16,717	5,678
Net cash used by operating activities	(80,523)	(66,568)
Cash flows from investing activities		
Redemptions of financial investments	155,000	47,000
Purchases of financial investments	(108,000)	(27,000)
Expenditures for property	(1,722)	(765)
Net cash provided by investing activities	45,278	19,235
Cash flows from financing activities		
Proceeds from issuance of debt	20,813	29,484
Non-creditor debt issuance costs	(178)	(491)
Tax withholding on share-based compensation	(157)	-
Net cash provided by financing activities	20,479	28,993
Effect of exchange rate changes on cash and cash equivalents	(65)	(779)
Decrease in cash and cash equivalents	(14,832)	(19,119)
Cash and cash equivalents at beginning of period	56,366	46,882
Cash and cash equivalents at end of period	$ 41,534	$ 27,763
Supplemental disclosure of cash information		
Cash paid for		
Interest	$ 4,329	$ 720
Income tax	$ 1,015	$ 1,753
Supplemental disclosure of other non-cash investing and financing activities		
Property expenditures in accounts payable and other payables	$ 591	$ 772
Right-of-use assets obtained in exchange for operating lease liabilities	$ 10	$ 616
Issuance of common stock for vested restricted stock units	$ 941	$ 878

Webcast Details

Management will discuss the results on a conference call on **Wednesday, August 06, 2025, at 8:00 AM ET**
The webcast will be publicly available on the company website at **www.eveairmobility.com**

To listen by phone, please dial **1-800-245-3047** or **1-203-518-9765 - Conference ID: EVEQ2**. A replay of the call will be available until August 20, 2025, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 11159692.

Webcast access here

Upcoming Events

Eve senior management is scheduled to attend the following investor events:

Cannacord Genuity Annual Growth Conference – Boston, August 12-13

Needham Virtual Industrial Tech, Robotics, Clean Tech 1x1 Conference – August 18-19

Non-Deal Roadshow with Cantor Fitzgerald – New York and Boston, September 16-17

Needham Transportation Technology Industry Leaders Conference – New York, September 3

H.C. Wainright Conference – New York, September 8-10

Non-GAAP Financial Measures (Unaudited)

Management uses both generally accepted accounting principles (GAAP) and non-GAAP financial measures to assess the financial condition of the Company. Management believes certain non-GAAP measures described below provide investors with additional insight into the Company’s ongoing business performance and financial condition. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Investors are encouraged to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Free Cash Flow is a non-GAAP measure and is used to review and measure the Company's capital resources against the substantial cash requirements for operations, which can be useful for an investor to assess the Company's liquidity position or needs. Its most comparable GAAP measure is Net Cash used by operating activities. Free Cash Flow is calculated as net cash used by operating activities reduced by expenditures for PP&E, as provided in the “Key Financial Indicators” table on page 1.

Management also uses a non-GAAP measure called "total liquidity" to track the Company’s access to capital resources. Total liquidity is defined and measured as the sum of cash and cash equivalents, financial investments, related party loan receivable, and available debt. Cash equivalents include deposits in bank deposit certificates issued by financial institutions in Brazil that are immediately available for redemption and fixed term deposits in US Dollars with original maturities of 90 days or less. Financial investments include debt securities with maturities greater than 90 days but less than 365 days. The remaining borrowing availability from the BNDES loans is fully committed to the Company. The following table reconciles total liquidity used by management:

Total Liquidity

(Unaudited, US dollars, millions)	Jun. 30, 2025	Dec. 31, 2024
Cash and Cash Equivalents	41.5	56.4
Financial Investments	201.2	247.0
Available undrawn debt facilities and grant	132.7	125.2
Total Liquidity	**$ 375.5**	**$ 428.6**

Cash Flow

	Six Months Ended	
(Unaudited, US dollars, millions)	June 30, 2025	June 30, 2024
Net cash used by operating activities	(80.5)	(66.6)
Net cash provided (used) by investing activities	45.3	19.2
Net cash provided by fiancing activities	$ 20.5	$ 29.0



About Eve Holding, Inc.

Eve is dedicated to accelerating the Urban Air Mobility ecosystem. Benefitting from a start-up mindset, backed by Embraer S.A.'s more than 50-year history of aerospace expertise, and with a singular focus, Eve is taking a holistic approach to progressing the UAM ecosystem, with an advanced eVTOL project, comprehensive global services and support network and a unique air traffic management solution. Since May 10, 2022, Eve has been listed on the New York Stock Exchange, where its shares of common stock and public warrants trade under the tickers "EVEX" and "EVEXW". The information on, or accessible through, any website referenced herein is not incorporated by reference into, and is not a part of, this release.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "project," "could," "should," "would," "continue," "seek," "target," "guidance," "outlook," "if current trends continue," "optimistic," "forecast" and other similar words or expressions. All statements, other than statements of historical facts, are forward-looking statements, including, but not limited to, statements about the company's plans, objectives, expectations, outlooks, projections, intentions, estimates, and other statements of future events or conditions, including with respect to all companies or entities named within. These forward-looking statements are based on the company's current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth herein as well as in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of the company's most recent Annual Report on Form 10-K, Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors of the company's most recent Quarterly Report on Form 10-Q, and other risks and uncertainties listed from time to time in the company's other filings with the Securities and Exchange Commission. Additionally, there may be other factors which the company is not currently aware of that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.



Investor Relations
Lucio Aldworth
Caio Pinez
investors@eveairmobility.com
ir.eveairmobility.com

Media
media@eveairmobility.com
www.eveairmobility.com


EVE
MOBILITY REIMAGINED
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